Exhibit 10.2

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Rambus Inc.

4453 North First Street, Suite 100

San Jose, CA 95134

408-462-8000

rambus.com

August 5, 2026

Personal and Confidential

Bill Taulbee

[***]

Dear Bill:

We are pleased to offer you a position with Rambus or one of its affiliates or subsidiaries (the "Company" or "Rambus") as a Vice President, Accounting. This letter will confirm the terms of your employment with the Company as follows:

Your starting base salary will be $14,791.67/Semi-Monthly, which over a full year would equal $355,000.08/Annually. You will also have a target bonus of 40.00% annually so long as you are an employee with the Company on the bonus payout date (as stated in the Corporate Incentive Plan). You will be classified as an exempt employee, reporting to Sumeet Gagneja, Chief Financial Officer. You will be eligible for Rambus’ standard benefits package including insurance and flex time-off.

You will also receive a hiring bonus of $175,000.00. The first installment of $87,500.00 will be payable within 30 days of your start date. The second installment of $87,500.00 will be payable after completing one year with the company. If you voluntarily terminate employment with Rambus for any reason within two years of your date of hire, you will be required to repay the full amount of the hiring bonus received to the Company.

Rambus will grant you an award with a present value of $700,000.00 in Restricted Stock Units (“RSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. The RSUs will vest as follows: 25% of the RSUs will vest twelve months from the date of grant, and the remaining RSUs will vest at 25% every twelve months for the following three years. The actual vesting schedule will be included when you receive your grant paperwork.

Enclosed is a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Policy and Code of Business Conduct and Ethics. Please review, sign the acknowledgment form, and return on your first day of work.

For purposes of federal immigration law, you will be required to provide to Rambus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or your employment may be terminated. Please bring the appropriate documents on your first day of employment.

If you choose to accept this offer, your employment with Rambus will be voluntarily entered into and will be for no specified period. As a result, you will be an “at-will” employee and will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Rambus will have a similar right and may conclude its employment relationship with you at any time, with or without cause or reason. In addition, the company has the sole right to take any personnel action (i.e. change your status, benefits, salary, and reporting structure) at any time, with or without advance notice, with or without cause, for any lawful reason.

You may accept this offer electronically. We will expect a reply from you no later than August 06, 2026, at 5:00PM PST, after which this offer will be closed. Please retain the extra copy of this letter for your personal records.

This offer is contingent upon the satisfactory background verification of criminal, education, employment and reference check(s).

Bill, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

We all hope you decide to join us.

Sincerely,

/s/ Cliff Burnette

Cliff Burnette

Senior VP and Chief Human Resources Officer

Rambus Inc.

I have read and accept the above /s/ Bill Taulbee

Name Bill Taulbee Date 8/5/2026

Proposed Start Date: August 24, 2026